Brenton Banks, Inc. 1997 Annual Report

Centered in the middle of the page is:

     Partnership Is
     The Difference

97 is in big numbers in the lower right hand corner.

Brenton Bank

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CONTENTS

1997 Financial Highlights 2

Letter to Shareholders 3

Financial Review 9

For more information about Brenton products and services, visit our Internet web site at www.brentonbank.com.

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Common goals. Clear focus. A shared vision of unmatched client commitment and mutual success. Working as a team to meet challenges, provide solutions and create opportunities. These are the fundamentals of partnership. They are at the very heart of the working relationships shared by Brenton associates and our clients - families, individuals, farmers, businesses and communities across Iowa. Together, we are united in our goal to become Iowa's premier banking organization. And in 1997, we continued working creatively and diligently to build a more rewarding financial future for our clients, our shareholders and ourselves.

Brenton Banks, Inc. is the largest, Iowa-based bank holding company, with 46 service locations in metropolitan markets and regional economic centers across the state. The Company offers a complete range of financial products and services - including retail, agricultural, commercial and business banking; trust and investment management services; investment, insurance and real estate brokerage; mortgage banking; cash management and international banking services; as well as our own proprietary mutual funds. Brenton emphasizes convenience banking by delivering products and services via telephone through Brenton Direct and our computerized Anytime Line, as well as through Brenton Photo SmartCheck transaction cards, ATMs, direct deposit and automatic payment programs. The Company's stock trades on the NASDAQ national market under the symbol BRBK or BrentB.
1

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
FINANCIAL HIGHLIGHTS

Brenton Banks, Inc. and Subsidiaries
                                    1997           1996           1995
Operating Results
Net interest income       $   60,133,764     56,052,142     53,332,143
Provision for loan losses      3,900,000      2,900,000      1,864,801
Total noninterest income      27,505,789     23,327,441     17,846,740
Total noninterest expense     57,698,564     56,090,571     55,051,267
Income before income
  taxes and minority
  interest                    26,040,989     20,389,012     14,262,815
Net income                    18,010,107     14,015,430     10,407,354

Per Common Share*
Net income-basic          $         1.03            .78            .56
Net income-diluted                  1.01            .76            .55
Cash dividends                      .273           .207           .186
Book value, including
   unrealized gains
  (losses)**                        7.46           6.86           6.46
Book value, excluding
   unrealized gains
  (losses)***                       7.28           6.80           6.38
Closing bid price                  19.63          12.56           8.78

At December 31
Assets                    $1,718,483,797  1,632,095,082  1,582,779,320
Loans                        993,189,110    941,943,513    910,193,212
Nonperforming loans            6,712,000      6,167,000      5,619,000
Deposits                   1,364,270,491  1,353,057,111  1,361,942,715
Common stockholders'
  equity**                   129,379,299    121,954,229    119,533,631

Ratios
Return on average common
  stockholders' equity
  (ROE)**                          14.47%         11.76           9.04
Return on average assets
  (including minority
   interest) (ROA)                  1.14            .92            .71
Net interest margin                 4.16           4.03           3.89
Net noninterest margin             (1.86)         (2.09)         (2.38)
Efficiency ratio                   63.66          68.27          73.70
Loan to deposit ratio              72.80          69.62          66.83
Allowance for loan losses
  to total loans                    1.28           1.20           1.22
Primary capital to
  assets***                         8.32           8.33           8.40
Equity to assets***                 7.36           7.41           7.47
Tier 1 leverage capital
  ratio***                          7.63           7.62           7.45
Nonperforming loans as a
  percent of loans                   .68            .65            .62
Net charge-offs as a
  percent of average loans           .26            .29            .18
Allowance for loan losses
  as a percent of
  nonperforming loans             189.69         183.69         197.01

*     Restated for the 2-for-1 stock split effective
      February 1998 and the 10% common stock dividends effective in 1997 and 1996.
** Including unrealized gains (losses) on securities available for sale.
*** Excluding unrealized gains (losses) on securities available for sale.

Three bar graphs on the left hand side of the page:

Graph showing Common Stock Closing Bid Price (Restated for stock split/dividends) (1988-1997):

       88    89    90    91    92     93     94     95     96     97
       2.72  4.20  3.72  5.72  7.16   7.23   7.54   8.78   12.56  19.63

Dual Graph showing Diluted Net Income per Common Share and Dividends per Common Share (Restated for stock splits/dividends) (1993-1997):

               93          94          95          96          97
Net Income     0.74        0.52        0.55        0.76        1.01
Dividends      0.165       0.182       0.186       0.207       0.273

Graph showing Return on Average Equity (1993-1997):

               93          94          95           96          97
               13.82       9.03        9.04         11.76       14.47

Brenton Banks, Inc. 1997 Annual Report                               2
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Picture of President on left hand side of page - reads as follows:

Robert L. DeMeulenaere, President

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To Our Shareholders

In 1997, Brenton associates unquestionably proved that our vision of partnership works. Together, we produced record earnings of $18.010 million, a 28.5 percent increase over 1996 net income of $14.015 million. Diluted earnings per common share advanced 32.9 percent to $1.01, which has been restated to reflect a 2-for-1 stock split effective February 10, 1998. Total assets grew 5.3 percent to $1.718 billion. Shareholders' equity rose 6.1 percent to $129.379 million.
3
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We continued to invest in sales training and developing sales management and market competence skills. Our work in motivating Brenton associates, supporting them with advanced communication and information technology, and creating more opportunities for them to serve growing numbers of valued clients clearly paid off.
     In our second consecutive year of significant earnings growth, 1997 noninterest income increased 17.4 percent to $27.012 million (excluding securities gains and losses), thanks to expanding production in investments, trust, credit insurance and mortgages, as well as growth in our more traditional sources of fee income. The Company continues to focus on the development of strategic improvements in noninterest income.
     These dramatic revenue increases were offset by a slight rise in noninterest expenses which were up 2.9 percent to $57.699 million, compared to $56.090 million in 1996. To enhance operating efficiency throughout the organization, the Company monitors the rate of noninterest expense growth. Detailed information about changes in noninterest income and expense is included in the Financial Review section of this report.
     Net interest income advanced 7.3 percent to $60.134 million in 1997, compared to $56.052 million in 1996. Net interest margin rose to
4.16 percent, compared to 4.03 percent a year ago. Total loans grew 5.4 percent to $993.2 million. The provision for loan losses increased
$1.000 million to $3.900 million, due to the increase in total loans. Loan quality remained strong at year-end 1997 with reserves standing at
189.69 percent of nonperforming loans and 1.28 percent of total loans.
     We appreciate the growing number of firms and industry analysts who have recommended our stock for purchase, and we are pleased to reward the confidence of our clients and shareholders. In 1997, Brenton's price per common share rose 56.3 percent, closing at a bid price of $19.63* on December 31, 1997. Cash dividends were $.273 per share, up 31.9 percent over 1996. As part of our capital management plan, the Company repurchased 695,480 shares* of common stock in 1997 at a cost of $10.014 million.

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Selling Together As A Team

While every Brenton associate has specific sales or sales support goals and responsibilities, it is the work and commitment of all our people - of the entire Brenton team - that we celebrate in the pages of this annual report. Only by working together can we achieve our own and our clients' objectives. But working together, in true partnership, is not as easy as it sounds. It requires discipline at all levels, with clearly defined responsibilities for every member of the team. Every sales and service process must be easily understood and structured to facilitate reporting, feedback and continuous improvement. There must be mutual respect among all team members - with everyone knowing that we have the right people with the right skill sets doing the right jobs every day. With all the success we've enjoyed to date at Brenton, we've only begun to scratch the surface of what we can accomplish together. That's what's so exciting! The culture is in place. The processes clearly work. And nothing but opportunities lies ahead.

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*Per share data restated to reflect the 2-for-1 stock split effective
February 10, 1998

Brenton Banks, Inc. 1997 Annual Report                               4
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Anticipating Client Needs, Being There When They Need Us

In just a few short years, the evolution of telephone banking has created a revolution in the ways we serve our clients. The old joke about "bankers' hours" has been transformed into a new paradigm, where early morning, after dinner and weekend banking are the order of the day. In 1997, specialists in our Brenton Direct telephone center handled as many as 1,500 calls per day. In addition to opening new deposit and consumer loan accounts, these sales and service professionals can help clients obtain new mortgages and consumer loans, insure their homes and cars, and satisfy many other personal and business financial needs.

Creating convenience for our clients is only part of the story. We are also opening the lines of communication between all Brenton offices and lines of business - so we can talk with each other, as well as our clients. By working together to understand everyone's needs, we can become more proactive in successfully satisfying our clients, one by one.

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Our clients' financial needs are as unique and varied as the constantly changing Iowa countryside. Yet, we are committed to being a single, convenient, value-centered resource for satisfying as many of those needs as possible. Buying a first home. Expanding a business. Building equity. Investing for the future. Enjoying a secure retirement. And more! By growing and nurturing lifelong partnerships with targeted clients, we create rewarding futures for everyone associated with Brenton.

Even after 116 years, we continue working to know and understand the people we serve. We visit them in their homes and businesses. We talk with them over the phone. We watch their children grow up. And we share their hopes and dreams. While we can't be all things to all people, we can be an invaluable resource of financial leadership and expertise for the thousands of Iowans we are best positioned to serve. In 1997, in every line of business, Brenton associates devoted considerable effort to better understand our marketplaces and identify those clients who can benefit most from an ongoing relationship with the Company. Our growing market competence, together with our maturing sales culture, produced outstanding results in every line of business.
5
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     On the retail side, Brenton personal bankers grew direct consumer loans by more than $40 million for the second consecutive year. Credit life and accident & health insurance commissions nearly doubled to $1.4 million. Our strengthened ability and commitment to partner between lines of business produced growing numbers of referrals. And with our One Bank technical and operational infrastructure in place, personal bankers were able to devote virtually all of their time to direct client contact, sales training, partner support and production. By the end of the year, 70 top loan producers achieved membership in our Million Dollar Club - up from 35 in 1996.
     Brenton Investments, a reorganized line of business that consolidates our investment brokerage, trust, investment management and insurance operations, also produced strong results in 1997. Our growing team of 34 investment executives used the favorable markets to more than double brokerage pre-tax net income to $1.029 million. Our 28 trust employees provided leadership in serving the 401(k) needs of Iowa businesses and employees, which helped drive trust revenues up 14 percent. Brenton's employee benefits administrative expertise, proprietary family of mutual funds, on-staff investment management group and high standards of service continue to make us the Company of choice for businesses seeking to provide long-term security for their employees. Local staff in communities across Iowa stand ready to provide on-site employee education for participating client companies. By focusing on personal insurance coverage and developing an effective sales and service partnership with Brenton Direct, we positioned our insurance operations for renewed prosperity in 1998 and beyond.
     Brenton commercial banking professionals focus on serving the complex needs of large businesses with annual revenues of $5 million or more and credit needs exceeding $250,000. By partnering with these businesses and providing highly competitive products and services, tailored to their needs, we are already beginning to realize significant results. International banking fees were up 28 percent. Cash management revenues rose 68 percent to $1.6 million, while our new commercial services capabilities helped to attract new business and expand relationships with current clients.
     Our new business banking unit, which became operational in October, focuses on building full relationships - both business and personal - with professionals, farmers and business owners whose annual sales are less than $5 million. These clients, who tend to have smaller credit needs, have often been underserved by the financial community in the past. But Brenton is very well positioned to build strong relationships with smaller businesses. By partnering - externally and internally, across all lines of business - we can provide insurance, investments, retirement plans, credit and cash management products and services. We can help Iowa businesses grow.

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A Great Year For Residential Mortgages

Mortgage loan originations rose more than 60 percent in 1997, thanks to our increased staff of mortgage bankers, a growing stream of bank referrals, low interest rates and Iowa's strong economy. Expansion in three markets - Newton, Pella and Dubuque - produced very satisfying volume. We see mortgages as great foundations for building long-term client relationships. Our loan servicing portfolio, which represents valuable, long-term relationships with home-owning clients, grew by 24 percent during the year. As the largest Iowa lender in an experimental Fannie Mae program called Iowa Flex, we helped many Iowans buy their first homes. A hybrid of this program, called Brenton Flex, will roll out in rural communities in 1998. Also in 1998, our new origination system will be linked directly to Fannie Mae and Freddie Mac automated underwriting - speeding approvals and providing greater client service.

Brenton Banks, Inc. 1997 Annual Report                                 6

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Working To Become Iowa's Premier Ag Bank

Brenton's 116-year commitment to agriculture grew even stronger in 1997, as we set our sights on becoming Iowa's premier agricultural banking organization by the year 2000. To accomplish this, our ag banking division began to leverage and expand our relationships with farm machinery dealers. We established a point-of-sale finance program, enabling farm supply dealers to provide their customers with convenient financing for agronomy and crop input purchases. We're working very closely with trade associations and leading agribusinesses to develop mutually beneficial partnerships. In addition, we formed an alliance with MetLife to offer long-term, fixed-rate financing for clients purchasing farm real estate or developing large facilities. Our ag relationship managers work closely with Brenton business bankers, particularly in rural areas, to identify potential new clients and provide sophisticated ag-finance expertise. All of these initiatives are producing positive results.

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No other financial institution is as perfectly positioned as Brenton to serve the growing needs of Iowa farmers and businesses. We are large enough to serve the deposit, credit and investment needs of nearly every enterprise, institution and municipality across the state. With our 116 years of service and strong roots in communities across Iowa, we have extensive knowledge of our clients and their operations. They respect our Iowa-born values and traditions, and they appreciate our commitment to bring a world of financial products, services and experience to their doorstep.

     In 1998, we will continue building on the successful initiatives and results we experienced in the year just past. We will refine our market competence and selling skills, as we work to strengthen new and existing partnerships with clients across Iowa. We will continue to develop additional convenience banking opportunities for our clients. And we will aggressively pursue strategies to increase loans, fee income and core deposits, while controlling costs.
     Our direction is clear. Our commitment is strong. And exciting opportunities lie ahead. Brenton associates - in every office and line of business - are working together, as never before. We are partnering to provide lifetime financial solutions for our clients, growing value for our shareholders, local leadership for our communities and rewarding careers for our people.
     By any standard of measure, we are succeeding every day.


/s/                              /s/
C. Robert Brenton                Robert L. DeMeulenaere
Chairman                         President and Chief Executive Officer
7
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43 years of service, vision, and true partnership

Following more than four decades of leadership, Bob Brenton is retiring from day-to-day management of our Company in 1998. Under his direction, Brenton has grown from a small Iowa banking company to become the largest Iowa-based banking organization. Indeed, our Company now ranks among the top three percent of all banks in America, based on assets.
     Clearly, Bob is a builder by any standard of measure. He is a pioneer, having been an early advocate for the delivery of investments and other financial services within the banking environment. According to Brenton president Bob DeMeulenaere, "Bob is a leader and a visionary who welcomes change and is willing to embrace new ideas. He has been extremely supportive. He never said he was my boss; he always said we were partners. I've enjoyed our partnership and learned a great deal from him."
     Throughout his career, Bob has been a civic and industry leader, as well. Like his father before him, he served as national president of the American Bankers Association. As president of the Iowa Bankers Association, Bob was one of the founders of the Iowa Transfer System, Inc. He has been a major supporter of Iowa State University, particularly the School of Agriculture, and he has chaired the Iowa State University Foundation. Since 1973, he has served on the Board of Directors of Pioneer Hi-Bred International.
     Bob would be the first to admit that he planned to be a farmer, not a banker. His ag roots run deep. But we are fortunate that he elected to be a part of Brenton Bank, to nurture it and help it grow. He will continue to serve as Chairman of the Board. And we will continue to be guided by his vision of providing service and security for our clients and communities, superior value for our shareholders and exciting career opportunities for our associates.

Picture of Chairman on right hand side of page - reads as follows:

C. Robert Brenton, Chairman

Brenton Banks, Inc. 1997 Annual Report                                8

Financial Review Contents

Text flushed with left hand side of page:

Independent Auditors' Report  9
Selected Financial Data  10
Financial Review / Graphs  11
Consolidated Statements of Condition  15
Consolidated Statements of Operations  16
Consolidated Statements of Cash Flow  17
Consolidated Statements of Changes in Common Stockholders' Equity 18 Allowance for Loan Losses 18
Consolidated Average Balances and Rates  19
Stock Information  20
Corporate Structure  21
Brenton Service Locations  22

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Independent Auditors' Report

The Board of Directors of Brenton Banks, Inc.:
We have audited, in accordance with generally accepted auditing standards, the consolidated statements of condition of Brenton Banks, Inc. and subsidiaries as of December 31, 1997, and 1996, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997; and in our report dated January 30, 1998, we expressed an unqualified opinion on those consolidated financial statements.
     In our opinion, the information set forth in the condensed consolidated financial information appearing on pages 15 to 18 is fairly presented, in all material respects, in relation to the consolidated financial statements from which it has been derived.


/s/
KPMG Peat Marwick LLP

Des Moines, Iowa
January 30, 1998
9


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
Selected Financial Data

Brenton Banks, Inc. and Subsidiaries

Year-end Balances
  (In thousands)                   1997       1996      1995      1994      1993      1992      1991      1990    1989    1988
Total assets                 $1,718,484 $1,632,095 1,582,779 1,581,327 1,480,596 1,431,140 1,360,942 1,274,301 961,370 921,207
Interest-earning assets       1,578,923  1,497,600 1,461,218   475,473 1,400,709 1,323,252 1,267,402 1,181,172 883,721 845,571
Interest-bearing liabilities  1,406,258  1,335,609 1,300,508 1,315,378 1,224,951 1,181,013 1,141,008 1,052,597 769,717 733,133
Noninterest-bearing
  deposits                      161,007    153,284   143,220   136,548   127,132   137,212   115,479   125,626 113,349 118,392
Long-term borrowings             36,662     34,860    38,178    28,939    20,055    13,284    13,634    12,675  14,701  16,215
Preferred stock                     ---        ---       ---       ---       ---       ---       ---       ---     ---     ---
Common stockholders'
  equity**                      129,379    121,954   119,534   110,430   112,418    97,430    86,712    77,258  63,522  56,401

Results of operations
 (In thousands)
Interest income              $  118,239    111,383   111,040   101,223    98,656   106,560   115,561   106,826  85,722  76,745
Interest expense                 58,105     55,331    57,708    45,772    44,427    54,773    68,687    64,431  49,102  43,180
Net interest income              60,134     56,052    53,332    55,451    54,229    51,787    46,874    42,395  36,620  33,565
Provision for loan losses         3,900      2,900     1,865     1,988     1,252     1,411       799       869     760   1,214
Net interest income after
  provision for loan losses      56,234     53,152    51,467    53,463    52,977    50,376    46,075    41,526  35,860  32,351
Noninterest income               27,506     23,327    17,847    16,593    17,863    14,684    12,715    11,554  10,113  10,367
Noninterest expense              57,699     56,090    55,051    56,657    50,415    46,591    42,284    37,820  32,781  32,066
Income before income
  taxes and minority
  interest                       26,041     20,389    14,263    13,399    20,425    18,469    16,506    15,260  13,192  10,652
Income taxes                      7,288      5,771     3,205     2,701     5,508     4,884     4,308     4,388   4,016   2,527
Minority interest                   743        603       651       591       667       632       539       533     472     422
Net income                       18,010     14,015    10,407    10,107    14,250    12,953    11,659    10,339   8,704   7,703
Preferred stock dividend
  requirement                       ---        ---       ---       ---       ---       ---       ---       ---     ---      81
Net income available
  to common stockholders     $   18,010     14,015    10,407    10,107    14,250    12,953    11,659    10,339   8,704   7,622
Average common shares
  outstanding
  (In thousands)*                17,505     18,092    18,569    19,095    18,994    18,829    18,773    18,741  17,414  17,414
Per common share*
Net income-basic             $     1.03        .78       .56       .53       .75       .69       .62       .55     .50     .44
Net income-diluted                 1.01        .76       .55       .52       .74       .68       .61       .55     .49     .44
Cash dividends                     .273       .207      .186      .182      .165      .145      .134      .113    .091    .048
Common stockholders'
  equity***                        7.28       6.80      6.38      6.07      5.74      5.15      4.61      4.12    3.65    3.24
Selected operating ratios
Return on average assets
  (including minority
   interest)                       1.14%       .92       .71       .70      1.04       .98       .93       .95    1.00     .90
Return on average common
  stockholders' equity**          14.47      11.76      9.04      9.03     13.82     14.13     14.27     14.39   14.50   14.34
Equity to assets***                7.36       7.41      7.47      7.28      7.40      6.81      6.37      6.06    6.61    6.12
Common dividend payout            27.03      27.24     33.82     35.00     22.30     21.32     21.97     20.55   18.57   10.91
Allowance for loan losses
  as a percent of loans            1.28       1.20      1.22      1.12      1.12      1.20      1.14      1.25    1.55    1.60
Net charge-offs to average
  loans outstanding                 .26        .29       .18       .10       .05       .13       .15       .12     .08     .18

*     Restated for 2-for-1 stock split, effective February 1998, 10% common stock dividends effective in 1997 and 1996,
      3-for-2 stock split effective in 1994 and 2-for-1 stock split effective in 1990.
**    Including unrealized gains (losses) on securities available for sale.
***   Excluding unrealized gains (losses) on securities available for sale.

Brenton Banks, Inc. 1997 Annual Report                               10

Brenton Banks, Inc. Financial Review

Two bar graphs on the left hand side of the page:

Graph showing Net Income (in thousands) (1993-1997):

               93          94          95          96          97
               14,250      10,107      10,407      14,015      18,010

Graph showing Return on Average Assets (1993-1997):

               93          94          95          96          97
               1.04        0.70        0.71        0.92        1.14

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This summary annual report contains a condensed version of the financial statements and a review of operations for Brenton Banks, Inc. and subsidiaries (the "Company"). The full financial statements and management's discussion and analysis are included in the Appendix to the Proxy Statement filed with the Securities and Exchange Commission, which has been provided to all shareholders. Copies are available upon request.

Earnings Analysis

For the year ended December 31, 1997, Brenton Banks, Inc. recorded net income of $18,010,107, an increase of 28.5 percent over 1996, which totaled $14,015,430. The increase in earnings is attributable to both increases in net interest income and noninterest income. Diluted earnings per common share were $1.01 compared to $.76 for 1996. Earnings per common share have been restated to reflect a 2-for-1 stock split effective in February 1998. Return on average assets (ROA) was 1.14 percent in 1997, compared to .92 percent in 1996. The return on average equity (ROE) was 14.47 percent, compared to 11.76 percent one year earlier.
     Net interest income rose 7.3 percent to $60,133,764 for 1997. The increase in net interest income is directly attributable to both favorable rate and volume variances. Net interest margin, which is tax equivalent net interest income as a percent of average earning assets, increased 13 basis points from 4.03 percent in 1996 to 4.16 percent in 1997. The yield on average earning assets increased 15 basis points, while the average rate paid on interest-bearing liabilities increased only 4 basis points.
     The Company achieved record levels of noninterest income in 1997. Total noninterest income (excluding securities transactions) increased
17.4 percent to $27,011,967 from $23,006,185 in 1996. Noninterest income (excluding securities gains and losses) for 1997 represented 1.6 percent of average assets and 31.0 percent of total operating income, which were the highest levels in the history of the Company. All categories of noninterest income, except insurance commissions and fees, reflect strong growth from the prior year.
     Service charges on deposits increased 8.6 percent to $7,290,765. This growth related to a continued focus on collecting a higher percentage of fees assessed and increased sales of fee-generating accounts, particularly commercial accounts. Successful new sales initiatives and strong financial markets drove investment brokerage commissions up 27.7 percent to $4,808,048. Mortgage banking income increased $1,105,622, or 51.0 percent, due to increased mortgage loan originations, which totaled $179.1 million in 1997. Fiduciary revenues were up 14.3 percent due to increased volumes of personal trusts, investment management fees and employee benefit plan fees. The Company's continued focus on sales and offering our clients a broad array of products and services was rewarded with higher revenues in all of these areas.
     Other service charges and fees increased 23.8 percent to $3,441,454 compared to 1996 due to increases from letter of credit fees, fees received from purchased receivables and real estate commissions. Other operating income increased $338,840 from one year ago. The increase was due to income from bank-owned life insurance policies which did
11

Text from left hand edge of the page to two-thirds of page:

not exist until December 1996 and a gain on the sale of the Company's insurance agency in Marshalltown, Iowa. The Company is committed to the insurance business but desires to grow its insurance operations through other distribution channels. Insurance commissions and fees in total declined 3.8 percent due to the above sale. The decrease in property and casualty commission income due to the agency sale was largely offset by a 68.8 percent increase in credit-related insurance commissions. The significant increase was due to a strong increase in direct consumer lending and increased sales efforts during 1997.
     Noninterest expense for 1997 increased just 2.9 percent to $57,698,564, compared to $56,090,571 for 1996. Exclusive of a special assessment by the FDIC totaling $1,288,000 in 1996, noninterest expense increased 5.3 percent.
     Compensation, the largest component of noninterest expense, increased $1,363,843, or 5.4 percent, over 1996. This increase is primarily due to commissions and incentives paid on higher sales of the fee-related products, and expense tied to bonuses and a stock performance plan which were both directly related to higher 1997 earnings and the Company's advancing stock price. Fixed salaries, which comprised 67.5 percent of total salaries and wages, actually decreased by 3.8 percent compared to 1996. The Company has adopted a pay for performance philosophy and is focusing more on variable compensation tied to performance.
     Occupancy expense totaled $5,609,600 for 1997, compared to $5,502,904 for 1996, an increase of 1.9 percent. The increase was primarily related to building repairs and maintenance. Depreciation expense declined slightly and lease expense increased due to the sale and relocation of one facility in late 1996.
     Furniture and equipment expense declined to $3,634,336, a 2.4 percent reduction from the prior year. Decreases in furniture depreciation, repairs and maintenance, and furniture and equipment rentals more than offset an increase in depreciation expense for technology-related equipment. The Company continues to focus on using technology to improve efficiency and provide better service to our clients.
     Data processing expense increased $258,910, or 10.0 percent, due to increased costs during 1997 associated with contracted core processing.
     Expense related to the FDIC deposit assessments declined $1,520,230 from 1996 to $281,416. Last year's expense included the previously-discussed, one-time $1,288,000 assessment to fully fund SAIF. The Company continues to pay the lowest premiums available under the FDIC's risk-based premium system.
     Marketing and supplies expenses declined 22.5 and 15.2 percent, respectively, for 1997. These cost reductions were the result of concerted efforts to minimize the growth of overall noninterest expense and renegotiating pricing with various vendors. Also, 1996 supplies expense included one-time charges related to the 1995 merger of the commercial banks.
     Other operating expenses increased by $2,040,604 or 21.3 percent when comparing 1997 results to 1996. The increase was primarily due to increases in check processing, consulting and legal fees and miscellaneous losses.
     The Company's net noninterest margin, which measures operating efficiency, was (1.86)

Two bar graphs on the right hand side of the page:

Graph showing Net Interest Margin (1993-1997):

               93          94          95          96          97
               4.28        4.12        3.89        4.03        4.16

Graph showing Noninterest Income as a Percent of Total Operating Income (1993-1997):

               93          94          95          96          97
               24.15       23.61       25.08       29.10       31.00

Brenton Banks, Inc. 1997 Annual Report                                12

Two bar graphs on the left hand side of the page:

Graph showing Net Noninterest Margin (1993-1997):

               93          94          95          96          97
               2.31        2.61        2.38        2.09        1.86

Graph showing Total Assets (in millions) (1993-1997):

               93          94          95          96          97
               1,481       1,581       1,583       1,632       1,718

Text from two-thirds of page to right hand edge of the page:

percent for 1997, compared to (2.09) percent in 1996. The Company's efficiency ratio was 63.66 percent, compared to 68.27 percent one year ago. To enhance operating efficiency throughout the organization, the Company continues to focus on cost management and the development of strategic improvements in noninterest income and expense.

Balance Sheet Analysis

Total assets at December 31, 1997, were $1,718,484,000, an increase of
5.3 percent over December 31, 1996. On average, total assets increased
4.2 percent. A change in the mix of earning assets contributed to a favorable increase in the net interest margin for the Company.
     Loans increased 5.4 percent over 1996 year-end to reach a balance of $993,189,000 at December 31, 1997. To improve net interest income and lessen interest rate risk, management continued its strategy of de-emphasizing fixed-rate portfolio real estate loans and developing more commercial and consumer loan business. The highest yielding segment of the loan portfolio, direct consumer loans, increased $39.6 million from a year earlier. The Company continues to focus on reducing interest rate risk by emphasizing growth in variable rate loans.
     The balance of investment securities increased from December 31, 1996, by $21.9 million, or 4.1 percent. This increase in investments was partially funded by a $5.9 million decrease in the balance of federal funds sold.
     Core customer funds, which are a source of stable and relatively low-cost financing for the Company, increased 6.6 percent over the prior year. Core customer funds include noninterest-bearing demand, interest-bearing demand and savings, and securities sold under agreements to repurchase. The Company also utilizes advances from the Federal Home Loan Bank as a source of funding. At December 31, 1997, FHLB advances totaled $100.3 million.

Asset/Liability Management

     The Company has a fully-integrated asset/liability management system to assist in managing the balance sheet. The process, which is used to project the results of alternative investment decisions, includes the development of simulations that reflect the effects of various interest rate scenarios on net interest income. Management utilizes the simulations to manage interest rate risk, the net interest margin and levels of net interest income.
     The asset/liability management simulations indicate that net interest income should not fluctuate significantly due to interest rate changes in the market place. The Company currently believes that net interest income would fall by less than 5 percent if interest rates increased or decreased by 300 basis points over a one-year time horizon. This is within the Company's policy limits.

Loan Quality

Nonperforming loans at December 31, 1997, were $6,712,000, which represented .68 percent of total loans. This was an increase of $545,000 from one year ago, when the ratio was .65 percent of total loans. Loan quality remained strong at December 31, 1997, with
13

Text from left hand edge of the page to two-thirds of page:

reserves standing at 189.7 percent of nonperforming loans and 1.28 percent of total loans.
     The provision for loan losses totaled $3,900,000 for the year ended December 31, 1997, compared to $2,900,000 for 1996. The increase of $1,000,000 over 1996 was related to the 5.4 percent increase in the loan portfolio. The Company's net charge-offs as a percent of average loans was .26 percent for 1997 compared to .29 percent for 1996, both of which were better than historical industry peer group averages.

Capital Resources

Common stockholders' equity totaled $129,379,000 at December 31, 1997, an increase of 6.1 percent over the prior year. As part of a stock repurchase plan which originated in 1994, the Company repurchased 695,480 shares of common stock (restated for the 2-for-1 stock split) during 1997 at a cost of $10,014,000. The Company currently plans to continue the repurchase of stock during 1998.
     The Company continues to monitor its capital position to balance the goals of maximizing return on average equity, while maintaining adequate capital levels for regulatory purposes. The Company's risk-based core capital ratio at December 31, 1997, was 10.88 percent and the total risk-based capital ratio was 11.95 percent. These ratios exceeded the minimum regulatory requirements of 4.00 and 8.00 percent, respectively. The Company's tier 1 leverage capital ratio, which measures capital excluding intangible assets, was 7.63 percent at December 31, 1997, exceeding the regulatory minimum requirement for well-capitalized institutions of 5.0 percent.
     In January 1998, the Board of Directors declared a 2-for-1 stock split for holders of record as of February 10, 1998. Dividends paid to common stockholders totaled $4,781,675, or $.273 per share, for 1997, an increase of 31.9 percent from the prior year. In addition to these cash dividends, the Company distributed a 10 percent common stock dividend in May 1997.
     Brenton Banks, Inc. common stock closed on December 31, 1997, at a bid price of $19.63 (restated for the 2-for-1 stock split), an increase of 56.3 percent over the prior year-end. The closing price at December 31, 1997, was 263.1 percent of the book value per share of $7.46 on the same date. The year-end stock price represented a price-to-1997-diluted-earnings multiple of 19.4 times.
     Brenton Banks, Inc. continues to pursue acquisition and expansion opportunities which fit the strategic direction of the Company and will enhance the financial performance of the Company as well as strengthen the Company's presence in current and new markets. There are currently no pending acquisitions that would require Brenton Banks, Inc. to secure capital from public or private markets.

Two bar graphs on the right hand side of the page:

Dual Bar Graph showing Primary Capital Ratio and Tier 1 Leverage Capital Ratio (1993-1997):

               93          94          95          96          97
Primary        8.31        8.18        8.40        8.33        8.32
Tier 1         7.36        7.23        7.45        7.62        7.63

Dual Bar Graph showing Nonperforming Loans as a Percent of Loans and Net Charge-offs as a Percent of Average Loans (1993-1997):

                 93          94          95          96          97
Nonperforming    0.46        0.52        0.62        0.65        0.68
Net Charge-offs  0.05        0.10        0.18        0.29        0.26

Brenton Banks, Inc. 1997 Annual Report                               14

Consolidated Statements of Condition

Brenton Banks, Inc. and Subsidiaries
December 31                                                 1997                  1996
Assets:
Cash and due from banks                          $    77,468,210            76,900,524
Interest-bearing deposits with banks                   1,319,700               731,554
Federal funds sold and securities purchased
  under agreements to resell                           9,300,000            15,200,000
Trading account securities                                77,220                   ---

Investment securities:
  Available for sale                                 486,653,872           461,099,272
  Held to maturity (market value of
    $69,852,000 and $73,316,000
    at December 31, 1997, and 1996,
    respectively)                                     69,079,622            72,754,985

Investment securities                                555,733,494           533,854,257
Loans held for sale                                   19,303,411             5,870,298
Loans                                                993,189,110           941,943,513
  Allowance for loan losses                          (12,732,131)          (11,328,359)
Loans, net                                           980,456,979           930,615,154
Premises and equipment                                28,898,589            30,379,446
Accrued interest receivable                           15,233,682            14,417,786
Other assets                                          30,692,512            24,126,063
                                                 $ 1,718,483,797         1,632,095,082

Liabilities and Stockholders' Equity:
Deposits:
  Noninterest-bearing                            $   161,007,156           153,284,094
  Interest-bearing:
    Demand                                           117,664,352            99,277,477
    Savings                                          527,364,856           527,791,360
    Time                                             558,234,127           572,704,180
Total deposits                                     1,364,270,491         1,353,057,111
Federal funds purchased and securities sold
  under agreements to repurchase                      92,632,576            66,826,120
Other short-term borrowings                           73,700,000            34,150,000
Accrued expenses and other liabilities                16,980,763            16,633,068
Long-term borrowings                                  36,662,000            34,860,024
Total liabilities                                  1,584,245,830         1,505,526,323
Minority interest in consolidated subsidiaries         4,858,668             4,614,530
Redeemable preferred stock, $1 par; 500,000
  shares authorized; issuable in series, none
  issued                                                     ---                   ---
Common stockholders' equity:
  Common stock, $2.50 par; 50,000,000 shares
    authorized; 17,334,048 and 16,171,368 shares
    issued and outstanding at December 31, 1997,
    and 1996, respectively*                           43,335,120            40,428,420
  Capital surplus                                            ---                   ---
  Retained earnings                                   82,824,333            80,448,768
  Unrealized gains on securities available for
    sale, net                                          3,219,846             1,077,041
Total common stockholders' equity                    129,379,299           121,954,229
                                                 $ 1,718,483,797         1,632,095,082

* Restated for the 2-for-1 stock split effective February 1998.

15

Consolidated Statements of Operations

Brenton Banks, Inc. and Subsidiaries
Years Ended December 31                            1997           1996            1995
Interest Income:
Interest and fees on loans                 $ 86,020,464     80,301,707      82,525,850
Interest and dividends on investments:
  Available for sale-taxable                 21,969,148     20,063,114      14,577,652
  Available for sale-tax-exempt               4,929,898      4,250,463       4,446,824
  Held to maturity-taxable                      811,729      2,878,982       4,069,617
  Held to maturity-tax-exempt                 2,647,149      2,404,155       3,090,185
Interest on federal funds sold and
  securities purchased under agreements
  to resell                                   1,742,284      1,416,539       2,263,734
Other interest income                           118,695         68,157          66,705
                                            ___________    ___________     ___________
Total interest income                       118,239,367    111,383,117     111,040,567

Interest Expense:
Interest on deposits                         49,310,346     49,507,425      53,075,352
Interest on federal funds purchased and
  securities sold under agreements to
  repurchase                                  3,413,432      2,469,939       1,641,516
Interest on other short-term borrowings       3,183,053      1,015,110         370,642
Interest on long-term borrowings              2,198,772      2,338,501       2,620,914
                                            ___________    ___________     ___________
Total interest expense                       58,105,603     55,330,975      57,708,424
Net interest income                          60,133,764     56,052,142      53,332,143
Provision for loan losses                     3,900,000      2,900,000       1,864,801
                                            ___________    ___________     ___________
Net interest income after provision for
  loan losses                                56,233,764     53,152,142      51,467,342

Noninterest Income:
Service charges on deposit accounts           7,290,765      6,712,874       5,547,796
Investment brokerage commissions              4,808,048      3,766,436       3,044,107
Mortgage banking income                       3,274,215      2,168,593       1,427,342
Fiduciary income                              3,136,078      2,744,530       2,425,105
Insurance commissions and fees                2,803,983      2,915,666       2,339,817
Other service charges, collection and
  exchange charges, commissions and fees      3,441,454      2,779,502       2,435,132
Net realized gains (losses) from
  securities available for sale                 493,822        321,256          (3,003)
Other operating income                        2,257,424      1,918,584         630,444
                                            ___________    ___________     ___________
Total noninterest income                     27,505,789     23,327,441      17,846,740

Noninterest Expense:
Compensation                                 26,824,307     25,460,464      22,815,220
Employee benefits                             4,303,104      4,245,682       4,158,580
Occupancy expense of premises, net            5,609,600      5,502,904       4,912,417
Furniture and equipment expense               3,634,336      3,725,150       3,747,021
Data processing expense                       2,850,395      2,591,485       2,379,920
Marketing                                     1,361,963      1,756,473       1,741,390
Supplies                                      1,195,762      1,409,690       1,326,928
FDIC deposit insurance assessment               281,416      1,801,646       1,783,213
Other operating expense                      11,637,681      9,597,077      12,186,578
                                            ___________    ___________     ___________
Total noninterest expense                    57,698,564     56,090,571      55,051,267

Income before income taxes and
  minority interest                          26,040,989     20,389,012      14,262,815
Income taxes                                  7,287,628      5,770,600       3,204,687
                                            ___________    ___________     ___________
Income before minority interest              18,753,361     14,618,412      11,058,128
Minority interest                               743,254        602,982         650,774
                                            ___________    ___________     ___________
Net income                                 $ 18,010,107     14,015,430      10,407,354
Per common share:*
Net income-basic                           $       1.03            .78             .56
Net income-diluted                                 1.01            .76             .55
Cash dividends                                     .273           .207            .186

* Restated for the 2-for-1 stock split effective February 1998 and the 10% common stock dividends effective in 1997 and 1996.

Brenton Banks, Inc. 1997 Annual Report                                        16

Consolidated Statements of Cash Flows

Brenton Banks, Inc. and Subsidiaries
Years Ended December 31                            1997             1996            1995
Operating Activities:
Net income                                $   18,010,107      14,015,430      10,407,354
Adjustments to reconcile net income to
  net cash provided by operating
  activities:
  Provision for loan losses                    3,900,000       2,900,000       1,864,801
  Depreciation and amortization                4,216,828       4,301,776       4,097,022
  Deferred income taxes                         (685,223)        949,396         (25,181)
  Net realized (gains) losses from
    securities available for sale               (493,822)       (321,256)          3,003
  Net (increase) decrease in loans held
    for sale                                 (13,433,113)      2,837,011      (6,602,817)
  Net increase in accrued interest receivable
    and other assets                          (3,501,066)     (1,402,881)     (1,678,132)
  Net increase in accrued expenses, other
    liabilities and minority interest            509,873       1,735,569         322,324
                                           _____________    ____________    ____________
Net cash provided by operating activities      8,523,584      25,015,045       8,388,374

Investing Activities:
Investment securities available for sale:
  Purchases                                 (304,725,316)   (289,895,560)   (242,871,379)
  Maturities                                 163,857,601     150,480,123     278,575,538
  Sales                                      119,401,553      67,547,581       5,577,835
Investment securities held to maturity:
  Purchases                                  (26,528,449)    (45,046,248)   (121,543,300)
  Maturities                                  30,203,812      79,614,914      59,896,255
Net (increase) decrease in loans             (53,741,825)    (26,364,596)     28,502,974
Purchase of other assets for
   investment                                 (5,000,000)    (10,017,329)            ---
Purchases of premises and equipment           (2,526,958)     (2,734,491)     (9,733,181)
Proceeds from sales of premises and
   equipment                                     225,080       1,356,634         360,470
                                           _____________    ____________    ____________
Net cash used by investing activities        (78,834,502)    (75,058,972)     (1,234,788)

Financing Activities:
Net increase in noninterest-bearing,
  interest-bearing demand and savings
  deposits                                    25,683,433      22,335,320      51,054,199
Net increase (decrease) in time deposits     (14,470,053)    (31,220,924)    (29,394,594)
Net increase (decrease) in federal funds
  purchased and securities sold under
  agreements to repurchase                    25,806,456      25,718,709     (29,596,325)
Net increase (decrease) in other
  short-term borrowings                       25,550,000      15,500,000      (9,500,000)
Proceeds of long-term borrowings              17,806,000      14,604,000      12,429,000
Repayment of long-term borrowings             (2,004,024)     (1,771,779)     (3,190,610)
Dividends on common stock                     (4,781,675)     (3,748,653)     (3,498,220)
Proceeds from issuance of common stock
  under the employee stock purchase plan         551,247          71,675             ---
Proceeds from issuance of common stock
  under the stock option plan                  1,286,157         290,748         187,213
Proceeds from issuance of common stock
  under the long-term stock compensation
  plan                                           246,915         334,834         361,602
Payment for shares acquired under common
  stock repurchase plan                      (10,014,087)     (8,248,331)     (4,830,111)
Payment for fractional shares resulting
  from common stock dividend                     (16,399)        (13,744)            ---
                                           _____________    ____________    ____________
Net cash provided (used) by financing
  activities                                  65,643,970      33,851,855     (15,977,846)
                                           _____________    ____________    ____________
Net decrease in cash and
  cash equivalents                            (4,666,948)    (16,192,072)     (8,824,260)
Cash and cash equivalents at the
  beginning of the year                       92,832,078     109,024,150     117,848,410
                                           _____________    ____________    ____________
Cash and cash equivalents at the end
  of the year                             $   88,165,130      92,832,078     109,024,150

17

Consolidated Statements of Changes in Common Stockholders' Equity

Brenton Banks, Inc. and Subsidiaries
                            Common      Capital    Retained     Unrealized
                             Stock      Surplus    Earnings    Gains (Losses)       Total
Balance, December 31,
  1994                 $39,357,730    5,210,344  70,979,317      (5,117,046)  110,430,345
Net income                     ---          ---  10,407,354             ---    10,407,354
Net change in
  unrealized gains
  (losses)                     ---          ---         ---       6,475,448     6,475,448
Dividends on common
  stock
  $.186 per share*             ---          ---  (3,498,220)            ---    (3,498,220)
Issuance of shares of
  common stock under
  the stock option
  plan                      98,750       88,463         ---             ---       187,213
Issuance of shares of
  common stock under
  the stock compensation
  plan                     100,445      261,157         ---             ---       361,602
Shares reacquired under
  stock repurchase plan (1,290,665)  (3,539,446)        ---             ---    (4,830,111)

Balance, December 31,
  1995                  38,266,260    2,020,518  77,888,451       1,358,402   119,533,631
Net income                     ---          ---  14,015,430             ---    14,015,430
Net change in
  unrealized gains
  (losses)                     ---          ---         ---        (281,361)     (281,361)
Dividends on common
  stock
  $.207 per share*             ---          ---  (3,748,653)            ---    (3,748,653)
10% common stock
  dividend               3,684,215          ---  (3,684,215)            ---           ---
Fractional shares
  resulting from common
  stock dividend               ---          ---     (13,744)            ---       (13,744)
Issuance of shares of
  common stock under
  the stock option
  plan                     128,000      162,748         ---             ---       290,748
Issuance of shares of
  common stock under
  the stock compensation
  plan                      73,590      261,244         ---             ---       334,834
Issuance of shares
  of common stock
  under the employee
  stock purchase plan       14,855       56,820         ---             ---        71,675
Shares reacquired under
  stock repurchase plan (1,738,500)  (2,501,330) (4,008,501)            ---    (8,248,331)

Balance, December 31,
  1996                 $40,428,420          ---  80,448,768       1,077,041   121,954,229
Net income                     ---          ---  18,010,107             ---    18,010,107
Net change in
  unrealized gains
  (losses)                     ---          ---         ---       2,142,805     2,142,805
Dividends on common
  stock
  $.273 per share**            ---          ---  (4,781,675)            ---    (4,781,675)
10% common stock
  dividend               3,966,905          ---  (3,966,905)            ---           ---
Fractional shares
  resulting from common
  stock dividend               ---          ---     (16,399)            ---       (16,399)
Issuance of shares of
  common stock under
  the stock option
  plan                     501,760      784,397         ---             ---     1,286,157
Issuance of shares of
  common stock under
  the stock compensation
  plan                      82,945      163,970         ---             ---       246,915
Issuance of shares
  of common stock
  under the employee
  stock purchase plan       93,790      457,457         ---             ---       551,247
Shares reacquired under
  stock repurchase plan (1,738,700)  (1,405,824) (6,869,563)            ---   (10,014,087)

Balance, December 31,
  1997                 $43,335,120          ---  82,824,333       3,219,846   129,379,299

*  Reflects the 2-for-1 stock split effective February 1998 and the 10% common stock dividends effective in 1997 and 1996.
** Reflects the 2-for-1 stock split effective February 1998 and the 10% common stock dividend effective in 1997.


Allowance for Loan Losses

Brenton Banks, Inc. and Subsidiaries
Years End December 31                     1997           1996          1995
Balance at beginning of year       $11,328,359     11,069,869    10,913,043
Provision for loan losses            3,900,000      2,900,000     1,864,801
Loans charged off                   (4,229,385)    (4,061,211)   (3,377,002)
Loan loss recoveries                 1,733,157      1,419,701     1,669,027
Balance at end of year             $12,732,131     11,328,359    11,069,869

Brenton Banks, Inc. 1997 Annual Report                                        18

Consolidated Average Balances and Rates

Brenton Banks, Inc. and Subsidiaries
Average Balances (In thousands)          1997       1996       1995        1994      1993
Assets:
Cash and due from banks           $    58,681     65,439     57,138      46,301    46,025
Interest-bearing deposits
  with banks                            2,460      1,393      1,076         124       762
Federal funds sold and
  securities purchased under
  agreements to resell                 31,472     26,188     39,763      37,666    23,725
Trading account securities                 12        ---        ---         116       ---
Investment securities:
  Available for sale-taxable          348,232    330,002    244,786     245,913    53,174
  Available for sale-tax-exempt        99,868     85,471    100,859     132,040       ---
  Held to maturity-taxable             12,700     46,271     65,959      35,794   299,993
  Held to maturity-tax-exempt          56,204     51,639     50,235      44,584   164,520
Loans held for sale                    10,284      7,983      5,908       2,575     6,165
Loans                                 970,115    919,578    945,724     936,370   802,088
Allowance for loan losses             (12,171)   (11,440)   (11,166)    (10,502)   (9,615)
Premises and equipment                 29,841     31,728     31,436      24,545    23,045
Other                                  41,771     28,642     29,508      25,663    26,543
                                   __________  _________  _________   _________ _________
                                  $ 1,649,469  1,582,894  1,561,226   1,521,189 1,436,425

Liabilities and Stockholders'
  Equity:
Deposits
  Noninterest-bearing             $   139,480    131,051    128,770     127,464   119,322
  Interest-bearing:
    Demand*                            81,430    376,259    355,819     250,520   217,754
    Savings*                          551,509    241,250    231,633     294,715   299,640
    Time                              567,258    583,508    626,497     625,981   622,789
                                   __________  _________  _________   _________ _________
Total deposits                      1,339,677  1,332,068  1,342,719   1,298,680 1,228,525
Federal funds purchased and
  securities sold under agreements
  to repurchase                        78,234     59,276     40,237      62,656    42,715
Other short-term borrowings            53,223     17,295      6,536       4,860        33
Accrued expenses and other
  liabilities                          17,097     17,520     14,896      13,254    12,805
Long-term borrowings                   32,056     33,094     37,264      26,500    14,077
                                   __________  _________  _________   _________ _________
Total liabilities                   1,520,287  1,459,253  1,441,652   1,404,950 1,329,135
Minority interest in consolidated
  subsidiaries                          4,691      4,471      4,391       4,290     4,150
Common stockholders' equity           124,491    119,170    115,183     111,949   103,140
                                   __________  _________  _________   _________ _________
                                  $ 1,649,469  1,582,894  1,561,189   1,521,189 1,436,425

Summary of Average Interest Rates
Average rates earned:
Interest-bearing deposits with
  banks                                  4.80%      4.87       6.20        6.65      2.88
Trading account securities               4.26        ---        ---        6.36       ---
Federal funds sold and securities
  purchased under agreements to
  resell                                 5.54       5.41       5.69        4.53      2.05
Investment securities:
  Available for sale-taxable             6.31       6.08       5.96        5.30      5.28
  Available for sale-tax exempt
    (tax equivalent basis)               7.04       7.13       6.71        6.37       ---
  Held to maturity-taxable               6.39       6.22       6.17        5.20      5.54
  Held to maturity-tax-exempt
    (tax equivalent basis)               6.72       6.68       8.05        7.70      6.97
Loans held for sale                      7.89       8.47       6.71        7.50      8.43
Loans                                    8.82       8.69       8.69        8.14      8.77

Average rates paid:
Deposits                                 4.11%      4.12       4.37        3.55      3.70
Federal funds purchased and
  securities sold under agreements
  to repurchase                          4.36       4.17       4.08        3.38      2.41
Other short-term borrowings              5.98       5.87       5.67        5.42      3.63
Long-term borrowings                     6.86       7.07       7.03        6.86      8.60
Average yield on interest-earning
  assets                                 7.95%      7.80       7.86        7.31      7.57
Average rate paid on interest-
  bearing liabilities                    4.26       4.22       4.45        3.62      3.71
Net interest spread                      3.69       3.58       3.41        3.69      3.86
Net interest margin                      4.16       4.03       3.89        4.12      4.28

* The variance in average balances between 1997 and 1996 is due to an internal reclassification in late 1996 of certain accounts. The internal account reclassification was implemented to reduce Federal Reserve Bank reserve requirements.

19

Stock Information

Brenton Banks, Inc. common stock is traded on the Nasdaq National Market and quotations are furnished by the Nasdaq System. There were 1,571 common stockholders of record on December 31, 1997.

Market and Dividend Information

Market and Dividend Information
1997                     High            Low            Dividends
1st quarter              $12.96          12.39               .059
2nd quarter               13.75          12.56               .064
3rd quarter               16.50          13.56               .070
4th quarter               20.38          15.06               .080

1996                      High           Low            Dividends
1st quarter               $10.02          8.68               .050
2nd quarter                10.02          9.40               .050
3rd quarter                10.33          9.71               .053
4th quarter                12.73         10.23               .054

The above table sets forth the high and low sales prices and cash dividends per share for the Company's common stock, after the effect of the February 1998 2-for-1 stock split and May 1997 and October 1996 10% common stock dividends. The market quotations, reported by Nasdaq, represent prices between dealers and do not include retail markup, markdown or commissions.

Nasdaq Symbol: BRBK
Wall Street Journal and
Other Newspapers: BrentB

Market Makers
ABN AMRO Chicago Corporation
Herzog, Heine, Geduld, Inc.
Howe, Barnes Investments, Inc.
Keefe, Bruyette & Woods, Inc.
Sandler O'Neill & Partners, L.P.
Stifel, Nicolaus & Co., Inc.

FORM 10-K
COPIES OF BRENTON BANKS, INC. ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION FORM 10-K WILL BE MAILED WHEN AVAILABLE WITHOUT CHARGE TO SHAREHOLDERS UPON WRITTEN REQUEST TO STEVEN T. SCHULER, CHIEF FINANCIAL OFFICER/TREASURER/SECRETARY, AT THE CORPORATE HEADQUARTERS. IT IS ALSO AVAILABLE ON THE SECURITIES AND EXCHANGE COMMISSION'S INTERNET WEB SITE AT HTTP://WWW.SEC.GOV/CGI-BIN/SRCH-EDGAR.


Stockholder Information

Corporate Headquarters
Suite 200, Capital Square
400 Locust Street
Des Moines, Iowa 50309
Telephone 800/820-0088

Annual Shareholders' Meeting
Wednesday, May 20, 1998, 5:00 p.m.
West Des Moines Marriott Hotel
1250 74th Street
West Des Moines, Iowa 50266

Transfer Agent/Registrar/
Dividend Disbursing Agent
Harris Trust and Savings Bank
311 West Monroe Street
Chicago, Illinois 60606

Legal Counsel
Brown, Winick, Graves, Gross,
  Baskerville and Schoenebaum, P.L.C.
Suite 1100, Two Ruan Center
601 Locust Street
Des Moines, Iowa 50309

Independent Auditors
KPMG Peat Marwick LLP
2500 Ruan Center
666 Grand Avenue
Des Moines, Iowa 50309

Design: Designgroup, Inc.

Brenton Banks, Inc. 1997 Annual Report                               20

Corporate Structure

Brenton Banks, Inc.
Board of Directors

C. Robert Brenton
Chairman of the Board
Brenton Banks, Inc.

William H. Brenton
Past Chairman and President
Brenton Banks, Inc.

J.C. Brenton
Past President
Brenton Banks, Inc.

Gary M. Christensen
President & CEO
Pella Corporation

Robert J. Currey
President
21st Century Telecom Group, Inc.

Robert L. DeMeulenaere
President and Chief Executive Officer
Brenton Banks, Inc.

R. Dean Duben
Past Vice Chairman of the Board
  and President
Brenton Bank - Davenport

Hubert G. Ferguson
Financial Services Consultant
New Brighton, Minnesota


Brenton Banks, Inc.
Executive Officers

C. Robert Brenton
Chairman of the Board

Robert L. DeMeulenaere
President and Chief Executive Officer

Steven T. Schuler
Chief Financial Officer/Treasurer/Secretary


Brenton Bank
Senior Officers and
Line of Business Managers

Robert L. DeMeulenaere
Chairman and Chief Executive Officer

Larry A. Mindrup
President

Phillip L. Risley
Executive Vice President

Perry C. Atwood
Chief Sales Officer

Woodward G. Brenton
Chief Commercial Banking Officer

Elizabeth M. Piper/Bach
Chief Financial Services Officer

Steven T. Schuler
Chief Financial Officer/Treasurer/Secretary

Norman D. Schuneman
Chief Credit Officer

Judy S. Bohrofen
Director of Human Resources

Gregory M. Cole
Director of Credit Underwriting

W. Bradley Cunningham
Investment/ALCO Officer

Marsha A. Findlay
Senior Retail Banking Officer

Charles N. Funk
Regional President
President, Des Moines

Dennis H. Hanson
Regional President
President, Grinnell

Mark J. Hoffschneider
President, Brenton Mortgages

Steven C. Hyland
Senior Vice President, Brenton Insurance

Ronald D. Larson
Regional President
President, Cedar Rapids

Douglas F. Lenehan
President, Diversified Commercial
Services Division

Marc J. Meyer
Regional President
President, Adel

Catherine I. Reed
Director of Marketing

Allen W. Shafer
President, Business Banking Division

Thomas J. Vincent
President, Agricultural Banking Division

Steven D. Agan
President, Knoxville

John H. Anderson
President, Davenport

Thomas J. Friedman
President, Ankeny

Kevin Z. Geis
President, Brenton Savings Bank, FSB
Ames

Robert L. German
President, Dallas Center

John M. Hand
President, Emmetsburg

Richard H. Jones
President, Perry

V. Blaine Lenz
President, Eagle Grove

James L. Lowrance
President, Marshalltown

Clay A. Miller
President, Clarion

Jeffrey J. Nolan
President, Jefferson

Brenton Service Locations - Iowa

Adel

Ames, 424 Main Street

Ames, North Grand Mall

Ankeny

Ayrshire

Cedar Rapids, 150 First Avenue, NE

Cedar Rapids, 3010 Williams Blvd., SW

Cedar Rapids, 1800 51st Street, NE

Cedar Rapids, 2300 Edgewood Road, SW

Clarion

Clive, 10101 University

Clive, 13631 University

Dallas Center

Davenport, 1618 N. Main Street

Davenport, Village Shopping Center

Davenport, West Third and Division

Davenport, 53rd and Utica Ridge

Des Moines, 400 Locust Street

Des Moines, 29th & Ingersoll

Des Moines, 2805 Beaver

Des Moines, S.W. 9th and McKinley

Dexter

Dubuque*

Eagle Grove

Emmetsburg

Granger

Grinnell

Indianola

Iowa City

Jefferson

Johnston

Knoxville

Mallard

Marion

Marshalltown, 102 South Center

Marshalltown, 1724 South Center

Newton*

Perry**

Redfield

Story City

Urbandale

Van Meter

Waukee

West Des Moines***

Woodward

*   Investment, insurance and mortgages services only.
**  Mortgage services only.
*** Telephone center only.

On the bottom of the page is a map of Iowa with dots showing the location of the above banks.

Brenton Banks, Inc. 1997 Annual Report                                22

Text centered in the middle of the page:

Brenton Bank
Corporate Vision
Brenton will be the most respected financial services provider by the client segments we serve and will be regarded as the bank of choice by these client groups.
We will gain this respect through
our commitment to clients.

Brenton Banks, Inc.
Suite 200, Capital Square
400 Locust Street
Des Moines, Iowa 50309
Telephone 800/820-0088
www.brentonbank.com

Appendix to Annual Report
Referencing Graphic and Image Material

All graphic and image material has been described in text of the annual report. Set forth below is a list of such material.

1.  Cover - first unnumbered page of the Annual Report.

2. Bar graphs (right hand side), on page 2 of the Annual Report, showing Common Stock Closing Bid Price (Restated for stock splits/dividends) from 1988-1997; Diluted Net Income per Common Share and Dividends per Common Share (Restated for stock splits/dividends) from 1993-1997; and Return on Average Equity from 1993-1997.

3. One photograph (left hand side) of Robert L. DeMeulenaere on page 3 of the Annual Report.

4.  Text (right hand side) on page 4 of the Annual Report.

5.  Text (left hand side) on page 5 of the Annual Report.

6.  Text (right hand side) on page 6 of the Annual Report.

7.  Text (left hand side) on page 7 of the Annual Report.

8. One photograph (right hand side) of C. Robert Brenton on page 8 of the Annual Report.

9. Bar graphs (left hand side) showing the Net Income from 1993-1997 and the Return on Average Assets from 1993-1997, on page 11 of the Annual Report.

10. Bar graphs (right hand side) showing the Net Interest Margin from 1993-1997 and the Noninterest Income as a Percent of Total Operating Income from 1993-1997, on page 12 of the Annual Report.

11. Bar graphs (left hand side) showing the Net Noninterest Margin from 1993-1997 and the Total Assets from 1993-1997, on page 13 of the Annual Report.

12. Bar graphs (right hand side) showing the Primary Capital Ratio from 1993-1997 and the Nonperforming Loans as a Percent of Loans and Net Charge-Offs as a Percent of Average Loans from 1993-1997, on page 14 of the Annual Report.

13. Map of Iowa on page 22 of the Annual Report showing service location of Company.